Exhibit 4(vi)

DESCRIPTION OF SECURITIES

Common Stock:

Retractable Technologies, Inc. (“RTI”) is authorized to issue 100,000,000 shares of no par value Common Stock, of which 33,956,204 shares were issued and outstanding at December 31, 2020. Our Common Stock is listed on the NYSE American stock exchange under the symbol “RVP”.

The 2008 Stock Option Plan, which authorized a total of 6,000,000 shares of Common Stock upon the exercise of stock options, expired July 25, 2018. Options for the purchase of 199,450 shares under the 2008 Stock Option Plan were outstanding as of December 31, 2020. RTI has reserved 2,000,000 shares of Common Stock for issuance under the 2021 Stock Option Plan. The 2021 Stock Option Plan will be considered by the shareholders at RTI's 2021 annual meeting.

RTI’s Preferred Stock is convertible into Common Stock with a conversion rate of one-for-one. There were 262,945 shares of Preferred Stock outstanding on December 31, 2020.

Shares of our Common Stock have no conversion rights, no preemptive rights, no restrictions on alienation, and are fully paid and are not liable to further call or assessment. Each share of our Common Stock is entitled to share ratably in any asset available for distribution to holders of its equity securities upon liquidation of RTI, subject to the preference of the holders of each class and series of the Preferred Stock. There are no restrictions on the transfer of our Common Stock other than as imposed by applicable federal and state securities laws.

All shares of our Common Stock have equal voting rights and, when validly issued and outstanding, have one vote per share on all matters to be voted upon by stockholders. The holders of the Common Stock elect the Directors subject to certain limited voting rights of the holders of the Series II Preferred Stock if dividends are in arrears for 12 consecutive quarters. Our Board of Directors is divided into two classes currently consisting of three Class 1 members and three Class 2 members with staggered terms. Generally, Directors serve for two-year terms. Cumulative voting in the election of Directors is prohibited.

Holders of our Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds available therefor. We have not paid any dividends on the Common Stock since RTI’s inception and presently anticipate that no dividends on our Common Stock will be declared in the foreseeable future. Any future dividends will be subject to the discretion of the Board of Directors and will depend upon, among other things, future earnings, full payment of dividends on the Preferred Stock, our operating and financial condition, our capital requirements, and general business conditions.

Preferred Stock:

Our Board of Directors is authorized to divide each class of the preferred stock into series and to set the relative rights and preferences as to and between series, including dividends, issuance of preferred stock, redemption of such shares, and the conversion of any shares of preferred stock to other or common shares. RTI is authorized to issue 5,000,000 shares of Preferred Stock Class A with a par value of One Dollar ($1.00) per share; 5,000,000 shares of Preferred Stock Class B with a par value of One Dollar ($1.00) per share; and 5,000,000 shares of Preferred Stock Class C with a par value of One Dollar ($1.00) per share.

RTI has only one class of preferred stock outstanding: the Class B Convertible Preferred Stock (the “Preferred Stock”), which had five series as of December 31, 2020: Series I, Series II, Series III, Series IV, and Series V.

The Class B Series I, II, III, IV, and V stock had the following number of outstanding shares at December 31, 2020: 0, 156,200, 106,745, 0, and 0 shares, respectively. The remaining 4,737,055 authorized shares have not been assigned a series.

This summary is not intended to be complete and is subject to, and qualified in its entirety by, reference to the Certificates of Designation, Preferences, Rights, and Limitations of Series I, II, III, IV, and V Class B Convertible Preferred Stock of RTI, filed with the Secretary of the State of Texas. The Certificates of Designation were filed as an Exhibit to our Form 10-Q filed on November 15, 2010. A resolution dated March 16, 2021 cancelling Series I, IV, and V was filed with the Secretary of the State of Texas.

The Preferred Stock is not listed on any securities exchange or automated dealer quotation system. The Series I Preferred Stock was created pursuant to a Board resolution in 1995 and was priced at $5.00 per share. The Series II Preferred Stock was created pursuant to a Board resolution in 1995 and was priced at $10.00 per share. The Series III Preferred Stock was created pursuant to a Board resolution in 1998 and was priced at $10.00 per share. The Series IV Preferred Stock was created pursuant to a Board resolution in 1999 and was priced at $10.00 per share. The Series V Preferred Stock was created pursuant to a Board resolution in 2002 and was priced at $4.00 per share. Pricing, dividend rates, and other terms were determined by the Board in accordance with the market conditions and the information available to it at the time.

There are no restrictions on the transfer of our Preferred Stock other than as imposed by applicable federal and state securities laws.

Series I Preferred Stock

There were 0 shares of $1 par value Series I Preferred Stock outstanding at December 31, 2020. Holders of Series I Preferred Stock were entitled to receive a cumulative annual dividend of $0.50 per share, payable quarterly if declared by the Board of Directors.

Series I Preferred Stock was redeemable at the option of RTI at a price of $7.50 per share, plus all unpaid dividends. Such a redemption took place effective December 31, 2020.

Each share of Series I Preferred Stock was, at the option of the stockholder, convertible to one share of Common Stock.

In the event of voluntary or involuntary dissolution, liquidation or winding up of RTI, holders of Series I Preferred Stock then outstanding would have been entitled to $6.25 per share, plus all unpaid dividends prior to any distributions to holders of Series II Preferred Stock, Series III Preferred Stock, Series IV Preferred Stock, Series V Preferred Stock or Common Stock. If, upon any liquidation, dissolution or winding up of RTI, the amounts available for distribution with respect to the Series I Preferred Stock were not sufficient to satisfy the full liquidation rights of the Series I Preferred Stock, the holders of the Series I Preferred Stock would have shared ratably in any such distribution of assets in proportion to the full amounts to which they were entitled.

Series II Preferred Stock

There were 156,200 shares of $1 par value Series II Preferred Stock outstanding at December 31, 2020. Holders of Series II Preferred Stock are entitled to receive a cumulative annual dividend of $1.00 per share, payable quarterly if declared by the Board of Directors.

If a dividend upon any shares of Series II Preferred Stock is in arrears, no dividends may be paid or declared and set aside for payment, or other distribution made upon the Common Stock or any other stock ranking junior to the Series II Preferred Stock as to dividends. In addition, if a dividend upon any shares of Series II Preferred Stock is in arrears, no Common Stock, or any other stock ranking junior to the Series II Preferred Stock as to dividends, may be redeemed, purchased or otherwise acquired for any consideration except in certain circumstances.

Except as required by the laws of the State of Texas, the holders of the Series II Preferred Stock are generally not entitled to vote. However, in the event that dividends payable on the Series II Preferred Stock shall be in arrears for 12 consecutive quarterly dividend periods, the holders of a majority of the Series II shares shall have the exclusive right (voting separately as a class with one vote per share of Series II Preferred Stock) to elect one-third of the Board of Directors to serve until the next annual meeting or so long as such arrearage shall continue. So long as any shares of Series II Preferred Stock remain outstanding, we shall not, without the affirmative vote or consent of the holders of at least 51 percent of the shares of the Series II Preferred Stock outstanding at the time: (a) authorize, create, issue or increase the authorized or issued amount of any class or series of stock ranking equal to or senior to the Series II Preferred Stock with respect to payment of dividends or the distribution of assets on liquidation, dissolution or winding up of RTI; or (b) amend, alter or repeal the provisions of RTI’s Certificate of Formation, or of the rights of the Series II Preferred Stock so as to alter or change the powers, preferences or special rights of the shares of the Series II Preferred Stock so as to affect them adversely.

Series II Preferred Stock is redeemable at the option of RTI at a price of $15.00 per share plus all unpaid dividends.

Each share of Series II Preferred Stock may, at the option of the stockholder, be converted to one share of Common Stock. The conversion rate is subject to adjustment in certain events.

In the event of voluntary or involuntary dissolution, liquidation or winding up of RTI, holders of Series II Preferred Stock then outstanding are entitled to $12.50 per share, plus all unpaid dividends, after distribution obligations to holders of Series I Preferred Stock have been satisfied and prior to any distributions to holders of Series III Preferred Stock, Series IV Preferred Stock, Series V Preferred Stock or Common Stock. If, upon any liquidation, dissolution or winding up of RTI, the amounts available for distribution with respect to the Series II Preferred Stock are not sufficient to satisfy the full liquidation rights of the Series II Preferred Stock, the holders of the Series II Preferred Stock will share ratably in any such distribution of assets in proportion to the full amounts to which they are entitled.

Series III Preferred Stock

There were 106,745 shares of $1 par value Series III Preferred Stock outstanding at December 31, 2020. Holders of Series III Preferred Stock are entitled to receive a cumulative annual dividend of $1.00 per share, payable quarterly if declared by the Board of Directors.

If a dividend upon any shares of Series III Preferred Stock is in arrears, no dividends may be paid or declared and set aside for payment, or other distribution made upon the Common Stock or any other stock ranking junior to the Series III Preferred Stock as to dividends. In addition, if a dividend upon any shares of Series III Preferred Stock is in arrears, no Common Stock or any other stock ranking junior to the Series III Preferred Stock as to dividends, may be redeemed, purchased or otherwise acquired for any consideration except in certain circumstances. In 2010, the Certificate of Designation was amended to allow RTI to purchase any of its shares ranking junior to the Series III Preferred Stock (including Common Shares) on any terms it fixes, even where a dividend upon shares of Series III Preferred Stock is in arrears, so long as: (A) the cash assets of RTI as of its latest reporting period equals or exceeds $40,000,000 or (B) if the cash assets of RTI as of its latest reporting period were less than $40,000,000, the amount of funds utilized to purchase such shares within the next quarter does not exceed 25% of the value of the cash assets as of the previous reporting period.

Except as required by the laws of the State of Texas, the holders of the Series III Preferred Stock are not entitled to vote. However, so long as any shares of Series III Preferred Stock remain outstanding, we shall not, without the affirmative vote or consent of the holders of at least 51 percent of the shares of the Series III Preferred Stock outstanding at the time: (a) authorize, create, issue or increase the authorized or issued amount of any class or series of stock ranking equal to or senior to the Series III Preferred Stock with respect to payment of dividends or the distribution of assets on liquidation, dissolution or winding up of RTI; or (b) amend, alter or repeal the provisions of RTI’s Certificate of Formation, or of the rights of the Series III Preferred Stock so as to alter or change the powers, preferences or special rights of the shares of the Series III Preferred Stock so as to affect them adversely.

Series III Preferred Stock is redeemable at the option of RTI at a price of $15.00 per share, plus all unpaid dividends.

Each share of Series III Preferred Stock may, at the option of the stockholder, be converted to one share of Common Stock. The conversion rate is subject to adjustment in certain events.

In the event of voluntary or involuntary dissolution, liquidation or winding up of RTI, holders of Series III Preferred Stock then outstanding are entitled to $12.50 per share, plus all unpaid dividends, after distribution obligations to Series I Preferred Stock and Series II Preferred Stock have been satisfied and prior to any distributions to holders of Series IV Preferred Stock, Series V Preferred Stock or Common Stock. If, upon any liquidation, dissolution or winding up of RTI, the amounts available for distribution with respect to the Series III Preferred Stock are not sufficient to satisfy the full liquidation rights of the Series III Preferred Stock, the holders of the Series III Preferred Stock will share ratably in any such distribution of assets in proportion to the full amounts to which they are entitled.

Series IV Preferred Stock

There were 0 shares of $1 par value Series IV Preferred Stock outstanding at December 31, 2020. Holders of Series IV Preferred Stock were entitled to receive a cumulative annual dividend of $1.00 per share, payable quarterly, if declared by the Board of Directors.

Series IV Preferred Stock was redeemable at the option of RTI at a price of $11.00 per share plus all unpaid dividends.

Each share of Series IV Preferred Stock was, at the option of the stockholder, convertible into Common Stock.

In the event of voluntary or involuntary liquidation, dissolution or winding up of RTI, holders of Series IV Preferred Stock then outstanding would have been entitled to receive liquidating distributions of $11.00 per share, plus unpaid dividends after distribution obligations to Series I Preferred Stock, Series II Preferred Stock, and Series III Preferred Stock have been satisfied and prior to any distribution to holders of Series V Preferred Stock, or Common Stock. If, upon any liquidation, dissolution or winding up of RTI, the amounts available for distribution with respect to the Series IV Preferred Stock were not sufficient to satisfy the full liquidation rights of the Series IV Preferred Stock, the holders of the Series IV Preferred Stock would have shared ratably in any such distribution of assets in proportion to the full amounts to which they were entitled.

Series V Preferred Stock

There were 0 shares of $1 par value Series V Preferred Stock outstanding at December 31, 2020. Holders of Series V Preferred Stock were entitled to receive a cumulative annual dividend of $0.32 per share, payable quarterly, if declared by the Board of Directors.

Series V Preferred Stock was redeemable at the option of RTI at a price of $4.40 per share plus all unpaid dividends.

Each share of Series V Preferred Stock was, at the option of the stockholder, convertible into Common Stock.

In the event of voluntary or involuntary liquidation, dissolution or winding up of RTI, holders of Series V Preferred Stock then outstanding were entitled to receive liquidating distributions of $4.40 per share, plus unpaid dividends after distribution obligations to Series I Preferred Stock, Series II Preferred Stock, Series III Preferred Stock, and Series IV Preferred Stock have been satisfied and prior to any distribution to the holders of the Common Stock. If, upon any liquidation, dissolution or winding up of RTI, the amounts available for distribution with respect to the Series V Preferred Stock were not sufficient to satisfy the full liquidation rights of the Series V Preferred Stock, the holders of the Series V Preferred Stock would have shared ratably in any such distribution of assets in proportion to the full amounts to which they were entitled.